SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 9, 2004 (November 9, 2004)

Mission Resources Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-09498	76-0437769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Lamar

Suite 1455

Houston, Texas 77010-3039

(Address and Zip Code of Principal Executive Offices)

(713) 495-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 9, 2004, Mission Resources Corporation reported financial and operational results for the third quarter 2004.

•	Third quarter 2004 discretionary cash flow increased 256% to $17.1 million over third quarter 2003. Third quarter 2004 net cash provided by operating activities was $17.0 million.

•	Net income improved to $0.9 million, compared to a loss of ($3.8) million in last year’s third quarter.

•	Third quarter 2004 average daily production was 70.6 million cubic feet of gas equivalent (“Mmcfe”), a 12.4% increase over the third quarter of 2003.

•	Lease operating expenses in the third quarter of 2004 were $1.24 per Mcfe, a 14% reduction from the third quarter of 2003.

•	Since the last update, Mission has successfully completed 22 additional development projects.

“We are meeting or exceeding our 2004 goals for production and discretionary cash flow,” said Robert L. Cavnar, Chairman, President and Chief Executive Officer. “Our drilling program, continued development of our Jalmat properties, lower operating costs, reduced interest expense and robust commodity prices have all contributed to our success this year. We are looking forward to 2005 and are planning for continued growth through exploration and development as well as through acquisitions.”

Capital Expenditures and Drilling Update: During the third quarter of 2004, Mission spent $7.0 million for development activity, $1.9 million for exploration activity and $2.1 million for seismic data, land and corporate assets. Since our last capital expenditure update, we have successfully completed 22 additional development projects: twelve located in the TXL North Unit in Ector County, Texas; four located in the Brahaney Unit in Yoakum County, Texas; three located in the Gulf of Mexico, offshore Louisiana; two located in the Gulf Coast area of Louisiana; and one located in the Waddell field in Crane County, Texas.

To date in 2004, Mission has successfully participated in the drilling of 59 development wells and one exploratory well with eight wells currently in progress (six development and two exploratory). Some highlights regarding these projects are as follows:

•	The JL&S #149 located in the West Lake Verret field, St Martin Parish, Louisiana was completed in September for a gross rate of 2.6 Mmcfe per day from 14 feet of pay in the I Sand. Additional pay was found in the H3 and H4 sands and these will be completed following depletion of the current producing zone. Mission holds a 100% working interest in the well and operates the West Lake Verret field.

•	At the Mission Weise #1 well in Goliad County, Texas, production casing has been set at 14,000 feet and completion is scheduled to begin in late November. Fifty-eight net feet of gas pay was encountered in the Corona 1 sand and production is anticipated to be in excess of 10 Mmcfe per day gross. A second well is scheduled to spud later this month to evaluate a separate fault block on the structure. The Dehnert #1 will test the lower Wilcox Corona 1 sand as well as several additional reservoirs to an approximate total depth of 16,000 feet. Mission is the operator of the prospect and holds a 35% working interest.

•	The Diamond Ocean Nugget drilling rig is on location and rigging up to drill the Mission #A-9 well, an 11,400 foot test of the Basal Nebraskan formation at High Island Block A 553, offshore Texas. Mission also plans to drill the High Island Block A 553 #4 to evaluate the 5,500 foot sand immediately following operations at the #A-9. Mission serves as operator of High Island Block A 553 and holds a 36% working interest.

•	In Jefferson County, Texas, Mission has commenced drilling operations at its Iles #1 well, a 12,000 foot test of the Yegua EY-1 and EY-4 sands. Mission holds a 70% working interest in the prospect and is operator of this well.

•	Mission is building location for the Ledoux #1 well, a 12,500 foot development well in our North Leroy Field, Vermilion Parish, Louisiana scheduled for a mid-December spud. The Ledoux #1 targets additional reserves in the Marg howei sand where we found production in the MRC Leblanc #1 well completed in October 2003. The MRC Leblanc #1 well has produced 4.1 billion cubic feet of gas equivalent gross and is still producing at 4.0 Mmcfe per day. Additional reserves are expected to be produced in the Manes and Marg 7 sands. Mission will operate this well with a 77% working interest.

The current forecasted capital budget for 2004 is in excess of $50 million, up from our original budget of $34 million. The increased discretionary cash flows combined with proceeds from non-core property sales are enabling Mission to move forward in the fourth quarter on projects originally slated for next year.

Net Income: Mission reported net income for the third quarter of 2004 of $0.9 million or $0.02 per share - diluted compared to a net loss of ($3.8) million or ($0.16) per share - diluted in the third quarter of 2003. The primary reasons for the increase include favorable commodity prices, improved gas production and lower interest and lease operating expenses as compared to the third quarter of 2003. Net income for the third quarter of 2004 was partially offset by a non-cash charge of $4.1 million ($2.6 million, net of taxes) to general & administrative expense for issuance of stock options to our Chairman and CEO to replace stock appreciation rights.

Net income for the nine months ended September 30, 2004 was $122,000 or $0.00 per share - diluted compared to net income of $3.9 million or $0.16 per share - diluted for the same period of 2003. A $22.4 million gain on the extinguishment of debt ($14.5 million, net of taxes) and a ($1.7) million cumulative effect of a change in accounting method, net of taxes, was reflected in the nine months ended September 30, 2003. Absent these two items, net loss in the nine months ended September 30, 2003 would have been ($8.9) million or ($0.37) per share – diluted. (See the attached schedule for a reconciliation of net income (loss) to the items discussed above.)

“We are pleased with this quarter’s results and the higher discretionary cash flow will enable us to have the financial flexibility to accelerate our capital spending,” said Richard W. Piacenti, Mission’s Executive Vice President and Chief Financial Officer. “We have also reduced debt $4.5 million this quarter and will continue to be disciplined in our capital spending.”

Discretionary Cash Flow and Earnings before Interest, Taxes and Non-Cash Items: Discretionary cash flow for the third quarter of 2004 totaled $17.1 million compared to $4.8 million in the third quarter of 2003. Earnings before interest, taxes and other non-cash items (“adjusted EBITDA”) for the third quarter of 2004 totaled $20.8 million when compared to the same measure for the third quarter of 2003 of $10.9 million. Net cash provided by operating activities was $17.0 million and $11.2 million for the third quarters ended September 30, 2004 and 2003, respectively. (See the attached schedule for a reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Discretionary cash flow for the nine months of 2004 totaled $43.1 million compared to $15.1 million in the same period of 2003. Adjusted EBITDA for the nine months of 2004 totaled $57.8 million when compared to the same measure for the same period of 2003 of $33.3 million. Net cash provided by operating activities was $46.5 million and $21.3 million for the nine months ended September 30, 2004 and 2003, respectively. (See the attached schedule for the reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Production & Revenue: Production for the third quarter of 2004 averaged 70.6 Mmcfe per day, a 12.4% increase over the 2003 level of 62.8 Mmcfe per day. While third quarter 2004 oil volumes were 20% below third quarter 2003 oil volumes as result of the sale of the Raccoon Bend and East Texas fields, the January and April 2004 Jalmat field acquisition in Lea County, New Mexico boosted gas production. In addition, new production from the LeBlanc #1 well in Vermilion Parish, Louisiana, the South Marsh Island A-11 and C-5 wells, offshore Louisiana, and High Island Block A 553 A-7 recompletion, offshore Texas, resulted in a 54% increase in gas production as compared to the third quarter of 2003.

The average realized oil price, including the effect of hedges, for the third quarter of 2004 was $31.58 per barrel, an increase of 25% over the $25.33 per barrel realized oil price in the same quarter of 2003. The average realized gas price, including the effect of hedges, in the third quarter of 2004 was $5.34 per Mcf, a 30% increase over the average gas price of $4.10 per Mcf realized in the same quarter of 2003.

Lease Operating Expenses: Lease operating expenses for the third quarter, on a per unit basis, declined 14% to $1.24 per Mcfe in the third quarter of 2004 from $1.44 per Mcfe in the third quarter of last year. This is a direct result of our 2003 sale of high-cost oil properties and the re-deployment of such proceeds into the low-cost Jalmat field in New Mexico during the first half of 2004.

Outlook: Guidance on performance for the fourth quarter and full year of 2004 is as follows:

	Fourth Quarter 2004	Full-Year 2004
Estimated Daily Production	Daily Average	Daily Average
Crude Oil (Barrels)	4,350 – 4,650	4,400 – 4,700
Natural Gas (Mmcf)	36 - 41	38 – 43
Total (Mmcfe)	64 - 68	65 – 69

Operating expenses	Per Mcfe	Per Mcfe
Lease operating expense	$1.19 - $1.29	$1.07 - $1.17
Taxes other than income	$0.45 - $0.50	$0.39 - $0.44
Depreciation, depletion and amortization	$1.75 - $1.85	$1.80 - $1.90
General and administrative	$0.50 - $0.55	$0.45 - $0.50
Cash Interest Expense (1)	$3.6 - $4.1 million	$17 – $19 million
Income Tax Rate	36.5%, all deferred	36.5%, all deferred
Adjusted EBITDA	$20 million	$78 million(2)
Discretionary Cash Flow	$17 million	$60 million(2)

(1)	Excludes non-cash interest expense of approximately $400,000 and $1.8 million for the fourth quarter of 2004 and the full year 2004, respectively.
(2)	Adjusted EBITDA and Discretionary Cash Flow guidance is based on the following assumptions for the full year of 2004 (i) $45.00/$6.25 NYMEX prices for the remainder of 2004 with an oil differential of ($1.29) and gas differential of ($0.03), (ii) all production and expense numbers use mid-point of guidance disclosed and (iii) 50% of discretionary cash flow above capital expenditures of $34 million used to reduce debt. (See the attached schedule for a reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Conference Call Information: Mission will hold its quarterly conference call to discuss third quarter 2004 results on Tuesday, November 9, 2004 at 10:00 a.m. Central Time. To participate, dial (877) 894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 1430057. The call will also be broadcast live over the Internet from the Company’s web site at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, November 23, 2004. To access the replay, dial (800) 642-1687 and reference conference ID 1430057. In addition, the web cast will also be archived on the Company’s web site.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

MISSION RESOURCES

STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES:
Oil revenues	$13,578	$13,651	$36,482	$41,342
Gas revenues	20,892	10,420	58,419	32,904
Gain (loss) on extinguishment of debt	50	—	(2,606)	22,375
Interest and other income (expense)	508	170	(681)	892

	35,028	24,241	91,614	97,513

COSTS AND EXPENSES:
Lease operating expense	8,077	8,309	21,283	25,563
Taxes other than income	2,657	2,106	6,834	6,951
Transportation costs	76	130	164	322
Asset retirement obligation accretion expense	274	350	816	1,038
Depreciation, depletion and amortization	11,683	10,037	33,947	27,963
General and administrative expenses	7,005	2,581	12,784	8,013
Interest expense	3,891	6,569	15,598	19,028

	33,663	30,082	91,426	88,878

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD	1,365	(5,841)	188	8,635

Income tax expense (benefit)
Current	199	200	343	275
Deferred	298	(2,238)	(277)	2,754

	497	(2,038)	66	3,029

INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD	$868	$(3,803)	$122	$5,606

Cumulative effect of a change in accounting method, net of deferred tax	—	—	—	(1,736)

NET INCOME (LOSS)	$868	$(3,803)	$122	$3,870

Earnings per share before change in acctg method	$0.02	$(0.16)	$0.00	$0.24
Earnings per share before change in acctg method - diluted (1)	$0.02	$(0.16)	$0.00	$0.23
Earnings per share	$0.02	$(0.16)	$0.00	$0.16
Earnings per share - diluted	$0.02	$(0.16)	$0.00	$0.16

Weighted avg. common shares outstanding	40,746	23,515	37,661	23,508
Weighted avg. common shares outstanding - diluted (1)	42,985	23,515	39,454	24,291

Discretionary cash flow (2)	$17,097	$4,754	$43,107	$15,058

Adjusted EBITDA (3)	$20,835	$10,903	$57,760	$33,345

(1)	Due to a potential antidilutive effect in loss periods, weighted average common shares outstanding were used for periods with a loss.
(2)	Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation depletion and amortization, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain on extinguishment of debt, asset retirement accretion expense, receivable write-offs, cumulative effect of a change in accounting method, equity interest in earnings of White Shoal Pipeline, compensation expense - stock options and deferred taxes.
(3)	Adjusted EBITDA consists of earnings before interest expense, taxes, and non-cash items detailed in footnote (2)

MISSION RESOURCES

SUMMARY OPERATING INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
AVERAGE SALES PRICE, INCLUDING THE EFFECT OF HEDGES:
Oil ($/Bbl)	$31.58	$25.33	$29.54	$25.29
Gas ($/Mcf)	$5.34	$4.10	$5.38	$4.51
Equivalent ($/Boe)	$31.83	$25.02	$31.16	$26.04
Equivalent ($/Mcfe)	$5.31	$4.17	$5.19	$4.34

AVERAGE SALES PRICE, EXCLUDING THE EFFECT OF HEDGES:
Oil ($/Bbl)	$42.03	$29.08	$37.88	$29.52
Gas ($/Mcf)	$5.63	$4.68	$5.61	$5.37
Equivalent ($/Boe)	$37.05	$28.65	$35.36	$30.67
Equivalent ($/Mcfe)	$6.18	$4.77	$5.89	$5.11

AVERAGE DAILY PRODUCTION:
Oil (Bbls)	4,674	5,859	4,507	5,989
Gas (Mcf)	42,565	27,609	39,646	26,714
Equivalent (Boe)	11,768	10,461	11,115	10,441
Equivalent (Mcfe)	70,609	62,763	66,688	62,648

TOTAL PRODUCTION:
Oil (MBbls)	430	539	1,235	1,635
Gas (MMcf)	3,916	2,540	10,863	7,293
Equivalent (MBoe)	1,083	962	3,046	2,851
Equivalent (MMcfe)	6,496	5,774	18,273	17,103

OPERATING COSTS PER MCFE:
Lease operating expense	$1.24	$1.44	$1.16	$1.49
Taxes other than income	$0.41	$0.36	$0.37	$0.41
General and administrative expenses	$1.08	$0.45	$0.70	$0.47
General and administrative expenses (1)	$0.44	$0.45	$0.47	$0.47
Depreciation, depletion, and amortization (2)	$1.77	$1.71	$1.83	$1.61

(1)	Excludes compensation expense on stock options.
(2)	Excludes depreciation of furniture and fixtures.

MISSION RESOURCES

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2004	December 31, 2003
ASSETS:
Current assets	$33,552	$47,454
Property, plant and equipment, net	323,789	302,128
Leasehold, furniture and equipment, net	2,484	2,340
Other assets	8,678	5,404

	$368,503	$357,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$49,043	$31,177
Term loan facility	25,000	80,000
Revolving credit facility	10,000	—
Senior 9 7/8% notes due 2011	130,000	—
Senior subordinated 10 7/8% notes due 2007	—	117,426
Unamortized premium on senior subordinated notes	—	1,070
Deferred tax liability	18,092	20,346
Other long-term liabilities, excluding current portion	4,463	210
Asset retirement obligation, excluding current portion	31,245	32,157
Stockholders’ equity	115,399	80,647
Other comprehensive income (loss), net of taxes	(14,739)	(5,707)

	$368,503	$357,326

MISSION RESOURCES

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Nine Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES:
Net income	$122	$3,870
Adjustments to reconcile net income to net cash provided by operating activities	42,985	11,188
Net changes in operating assets and liabilities	3,343	6,283

Net cash provided by operating activities	46,450	21,341

INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(30,420)	(953)
Capital expenditures	(32,952)	(23,010)
Leasehold, furniture and equipment	(714)	(875)
Proceeds from sales of properties	8,632	2,983
Distribution from White Shoal Pipeline	178	—

Net cash used in investing activities	(55,276)	(21,855)

FINANCING ACTIVITIES:
Proceeds from borrowings	182,500	80,000
Repayment of senior subordinated notes & credit facilities	(186,511)	(71,700)
Stock issuance costs, net of proceeds	679	—
Financing costs	(7,298)	(4,787)
Restricted cash held for investments	24,877	—

Net cash provided by financing activities	14,247	3,513

Net increase in cash and cash equivalents	5,421	2,999
Cash and cash equivalents at beginning of period	2,234	11,347

Cash and cash equivalents at end of period	$7,655	$14,346

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
NET CASH PROVIDED BY OPERATING ACTIVITIES	$16,998	$11,229	$46,450	$21,341
Change in assets and liabilities	99	(6,475)	(3,343)	(6,283)

DISCRETIONARY CASH FLOW *	$17,097	$4,754	$43,107	$15,058

NET INCOME (LOSS)	$868	$(3,803)	$122	$3,870
Interest expense (1)	3,539	5,949	14,310	18,012
Gain on interest rate swap (1)	—	—	—	(520)
Amort. of deferred financing costs and bond prem. (1)	352	620	1,288	1,536
Income tax expense (benefit)	497	(2,038)	66	3,029
Depreciation, depletion and amortization	11,683	10,037	33,947	27,963
Gain (loss) on extinguishment of debt	(50)	—	2,606	(22,375)
Earnings - White Shoal Pipeline (2)	(15)	(25)	(46)	(341)
Cumulative effect of a chg. in acct. method, net of tax	—	—	—	1,736
Asset retirement accretion expense	274	350	816	1,038
Receivable write-offs (2)	—	—	399	—
Loss (gain) due to hedge ineffectiveness (2)	(433)	(187)	132	(603)
Compensation expense - stock options (3)	4,120		4,120

ADJUSTED EBITDA *	$20,835	$10,903	$57,760	$33,345

NET INCOME (LOSS)	$868	$(3,803)	$122	$3,870
Loss (gain) on extinguishment of debt, net of tax	—	—	1,655	(14,544)
Cumulative effect of a chg. in acct. method, net of tax	—	—	—	1,736

NET INCOME (LOSS) BEFORE LOSS (GAIN) AND CUMULATIVE CHANGE **	$868	$(3,803)	$1,777	$(8,938)

(1)	Included in interest expense
(2)	Included in interest and other income (expense)
(3)	Included in general and administrative expenses
*	NOTE - Management believes that adjusted EBITDA and discretionary cash flow are relevant and useful information which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted EBITDA and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted EBITDA and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted EBITDA and discretionary cash flow might not be comparable to similarly titled measures used by other companies.
**	NOTE - Management believes net income (loss) before gain on extinguishment of debt and cumulative effect of a change in accounting method is relevant and useful information. We believe it gives a clearer picture of the Company’s performance excluding material non-recurring transactions. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating perfomance. Net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in millions)

	Guidance 4th Quarter 2004	Guidance Annual 2004
NET CASH PROVIDED BY OPERATING ACTIVITIES *	$12.7	$59.0
Change in assets and liabilities	4.3	1.0

DISCRETIONARY CASH FLOW **	$17.0	$60.0

NET INCOME *	$3.1	$3.3
Interest expense (1)	3.8	18.0
Amort. of deferred financing costs and bond prem. (1)	0.4	1.8
Income tax expense (benefit)	1.8	1.8
Depreciation, depletion and amortization	10.9	45.1
Nine months 2004 Non-cash adjustments	—	8.0

ADJUSTED EBITDA **	$20.0	$78.0

(1)	Included in interest expense
*	NOTE - For this purpose, net cash provided by operating activities and net income have been calculated using only information contained in public guidance provided by the Company. There may be material cash or non-cash items which affect net cash provided by operating activities and net income that have been excluded from guidance and this calculation.
**	NOTE - Management believes that adjusted EBITDA and discretionary cash flow are relevant and useful information which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted EBITDA and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted EBITDA and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted EBITDA and discretionary cash flow might not be comparable to similarly titled measures used by other companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION RESOURCES CORPORATION

Date: November 9, 2004	By:	/s/ Ann Kaesermann
	Name:	Ann Kaeserman
	Title:	Vice President – Accounting & Investor Relations, CAO